Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MBT FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Michigan	38-3516922
(State or other jurisdiction o)	(I.R.S. Employer Identification No.)
incorporation or organization)

102 E. Front St.
Monroe, Michigan 48161

(734) 241-3431

(Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

MBT FINANCIAL CORP. 2008 STOCK INCENTIVE PLAN

MBT FINANCIAL CORP. LONG-TERM INCENTIVE COMPENSATION PLAN

(Full title of the Plans)

John L. Skibski, Executive Vice President and Chief Financial Officer

MBT Financial Corp.

102 E. Front St.
Monroe, Michigan 48161

(734) 241-3431

(Name, address, including Zip Code and telephone number, including area code, of agent for service)

COPIES OF COMMUNICATIONS TO:

Martin D. Werner, Esq.

Shumaker, Loop & Kendrick, LLP

1000 Jackson

Toledo, Ohio 43604

Phone: (419) 241-9000

Fax: (419) 241-6894

    Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEES

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, no par value	1,417,000	$3.83	$5,427,110	$741.00
Total	1,417,000	$3.83	$5,427,110	$741.00

(1)	This registration statement covers 417,000 shares of the common stock of MBT Financial Corp. which may be issued to eligible employees and directors pursuant to awards granted under the MBT Financial Corp. Long-term Incentive Compensation Plan, and an additional 1,000,000 shares of the common stock of MBT Financial Corp. which may be issued to eligible employees and directors under the terms of the MBT Financial Corp. 2008 Stock Incentive Plan.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), the proposed offering price is based on the average of the bid and asked prices quoted shares of common stock reported on June 13, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Form S-8 Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 1.	Incorporation of Documents by Reference

The following documents filed or to be filed by the Company or the Plan with the Commission are incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

(b)	The Company’s Quarterly Report on Form 10-Q for quarter ending March 31, 2013.

(c)	All Current Reports on Form 8-K filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since the end of the fiscal year covered by the Form 10-K referred to in clause (a) above.

(e)	All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.	Description of Securities

The Company's Common Shares, no par value, are registered under Section 12(b) of the Securities Exchange Act of 1934 (the "Exchange Act") and listed on the NASDAQ Global Select Market under the trading symbol “MBTF.”

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The Company is a Michigan corporation. The Company's Restated Articles of Incorporation authorize the issuance of 50,000,000 Common Shares. There are no conversion terms, sinking fund provisions, redemption provisions or preemptive rights associated with the Company's Common Shares. Upon receipt of consideration by the Company as fixed by the Company's board of directors, each Common Share issued is then fully paid and nonassessable. In the event of any liquidation of the Company, holders of the Common Shares will be entitled to share ratably in all assets available for distribution after payment of the Company's liabilities.

The holders of Common Shares will be entitled to the payment of dividends when, as and if declared by the board of directors of the Company and paid out of funds, if any, available under applicable laws and regulations for the payment of dividends.

No restrictions on alienability of the Common Shares are imposed by the Restated Articles of Incorporation and Bylaws of the Company.

The holders of the Common Shares possess exclusive voting rights with respect to the capital stock of the Company. Each holder of Common Shares is entitled to one vote for each Common Share held of record on all matters submitted to a vote of holders of Common Shares.

Holders of Common Shares do not have cumulative voting rights in the election of directors. Directors of the Company are elected by a plurality of the votes cast by the holders of Common Shares entitled to vote in the election. Shareholders may remove one or more directors with or without cause, in either case by a vote of the majority of shares entitled to vote at an election of directors. On all other matters requiring a vote of holders of the Common Shares, unless a greater vote is required by the Michigan Business Corporation Act or the Company's Restated Articles of Incorporation, the corporate action must be authorized by the vote of a majority of the Common Shares cast by shareholders entitled to vote on the matter.

The Company's Restated Articles of Incorporation require the affirmative vote of at least two thirds (66-2/3%) of the Company's outstanding Common Shares for any merger of the Company with any other corporation, unless the Company owns 90% or more of the subsidiary corporation with which it is merging, in which case the subsidiary corporation may be merged into the Company without the approval of shareholders of the Company unless it is otherwise required by the Michigan Business Corporation Act.

The provisions of the Company's Restated Articles of Incorporation described in the preceding paragraph may have the effect of delaying, deferring or otherwise making more difficult a change in control of the Company. In addition, as a bank holding company, the acquisition of large interests in the Company’s Common Shares is subject to certain limitations described below. These limitations may have an anti-takeover effect and could prevent or delay mergers, business combination transactions, and other large investments in the Company’s Common Shares that may otherwise be in its best interests and the best interests of the shareholders.

The federal Bank Holding Company Act generally prohibits any company that is not engaged in activities that are permissible for either a bank holding company or a financial holding company from acquiring control of a bank holding company. Control is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company must receive the prior approval of the Federal Reserve before acquiring 5% or more of the Company’s voting stock. In addition, the federal Change in Bank Control Act prohibits an individual, or group of individuals, from acquiring “control” of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as the Company, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

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Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Company’s restated articles of incorporation provide that each person who is a party or threatened to be made a party to legal or administrative actions by reason of the fact that the person is or was a director or officer of the corporation shall be indemnified and have expenses for defense advanced to him and be held harmless by the corporation as authorized by the Michigan Business Corporation Act (“MBCA”), subject to certain exceptions and limitations.  The restated articles of incorporation permit the corporation to provide indemnification against all expenses, liability, and loss (including attorney’s fees, judgments, fines, and amounts paid or to be paid in settlement), reasonably incurred by the director or officer.

The Company's Restated Articles of Incorporation require that its directors and officers be indemnified to the fullest extent permitted by the Michigan Business Corporation Act in their service as directors and officers of the Company or, when serving at the request of the Company as directors, officers, employees, partners or agents of another entity.

The Michigan Business Corporation Act provides that the Company has the power to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and settlement payments where the director or officer is a party or is threatened to be made a party to any threatened, pending, or completed suit or proceeding, other than an action by or in the right of the Company, by reason of the fact that the person was serving as a director or officer of the Company or, at the request of the Company, as a director, officer, partner, employee or agent of another entity. As to actions brought by or in the right of the Company, the Company has the power to indemnify its directors and officers under the Michigan Business Corporation Act against expenses incurred by them as a party to the action brought by or in the name of the Company by reason of the fact that the person was serving as a director or officer of the Company or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another entity, including settlement payments. However, no indemnification may be made under the Michigan Business Corporation Act of a director or officer of the Company in an action brought by or in the name of the Company where the person has been found liable to the Company except to the extent that a court of competent jurisdiction determines that the director or officer is fairly and reasonably entitled to the indemnification in light of all the relevant circumstances.

The Company's Restated Articles of Incorporation also provide that its directors will not be personally liable to the Company or to its shareholders for money damages for breaches of fiduciary duty, except to the extent that this limitation of liability contravenes the Michigan Business Corporation Act. This provision of the Company's Articles of Incorporation has the effect of limiting the personal liability of the directors of the Company in their capacity as directors but not in their capacity as officers. This provision of the Company's Articles of Incorporation does not eliminate or limit the liability of a director for (1) a financial benefit to which he or she is not entitled, (2) intentional infliction of harm on the Company or its shareholders, (3) the payment of an illegal dividend, approval of an illegal distribution, the making of a loan to a director, officer or employee of the Company or a subsidiary that violates the Michigan Business Corporation Act, where the director's conduct does not meet the standards imposed by the Michigan Business Corporation Act, or (4) an intentional criminal act.

The Company also carries directors' and officers' liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

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Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation of MBT Financial Corp. Previously filed as Exhibit 3.1 to MBT Financial Corp.’s Form 10-Q for its quarter ended June 30, 2011.

3.2	Amended and Restated Bylaws of MBT Financial Corp. previously filed as Exhibit 3.2 to MBT Financial Corp.’s Form 10-Q for its quarter ended March 31, 2008.

4.1	MBT Financial Corp. Long-term Incentive Compensation Plan, as previously filed as Exhibit 10.1 to MBT Financial Corp.'s Form 10-K for its fiscal year ended December 31, 2000.

4.2	MBT Financial Corp. 2008 Stock Incentive Plan, as previously filed as Exhibit 10 on Form 8-K filed by MBT Financial Corp. on June 5, 2008.

5.1	Opinion of Shumaker, Loop & Kendrick, LLP.

23.1	Consent of Shumaker, Loop & Kendrick, LLP (included in the Opinion of Shumaker, Loop & Kendrick, LLP, filed herewith as Exhibit Number 5.1).

23.2	Consent of Plante & Moran, PLLC

24.1	Power of Attorney (contained on signature page).

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to Item 6 of Part II of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of Michigan, on June 13, 2013.

MBT FINANCIAL CORP.

/s/ H. Douglas Chaffin
H. Douglas Chaffin, President,
Chief Executive Officer and Director
(Duly Authorized Representative)

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints John L. Skibski his or her true and lawful attorney-in-fact, with power to act and with full power of substitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or their substitutes, may lawfully cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ H. Douglas Chaffin	/s/ John L. Skibski
H. Douglas Chaffin	John L. Skibski
President, Chief Executive Officer & Director	Chief Financial Officer & Director
(Principal Executive Officer)	(Principal Financial/Accounting Officer)
As of May 23, 2013	As of May 23, 2013

/s/ Michael J. Miller	/s/ Peter H. Carlton
Michael J. Miller	Peter H. Carlton
Director	Director
As of May 23, 2013	As of May 23, 2013

/s/ Joseph S. Daly	/s/ Edwin L. Harwood
Joseph S. Daly	Edwin L. Harwood
Director	Director
As of May 23, 2013	As of May 23, 2013

/s/ Debra J. Shah	/s/ Karen Wilson Smithbauer
Debra J. Shah	Karen Wilson Smithbauer
Director	Director
As of May 23, 2013	As of May 23, 2013

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EXHIBIT INDEX

Exhibit Number	Description
3.1	Articles of Incorporation of MBT Financial Corp. Previously filed as Exhibit 3.1 to MBT Financial Corp.’s Form 10-Q for its quarter ended June 30, 2011.

3.2	Amended and Restated Bylaws of MBT Financial Corp. previously filed as Exhibit 3.2 to MBT Financial Corp.’s Form 10-Q for its quarter ended March 31, 2008.

4.1	MBT Financial Corp. Long-term Incentive Compensation Plan, as previously filed as Exhibit 10 on Form 10-K filed by MBT Financial Corp. for its fiscal year ended December 31, 2000.

4.2	MBT Financial Corp. 2008 Stock Incentive Plan, as previously filed as Exhibit 10 on Form 8-K filed by MBT Financial Corp. on June 5, 2008.

5.1	Opinion of Shumaker, Loop & Kendrick, LLP.

23.1	Consent of Shumaker, Loop & Kendrick, LLP (included in the Opinion of Shumaker, Loop & Kendrick, LLP, filed herewith as Exhibit Number 5.1).

23.2	Consent of Plante & Moran, PLLC

24.1	Power of Attorney (contained on signature page of this Registration Statement)